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                       January 27, 2023

       Anthony Terry
       Executive Vice President and Chief Financial Officer
       Marriott Vacations Worldwide Corporation
       9002 San Marco Court
       Orlando, FL 32819

                                                        Re: Marriott Vacations
Worldwide Corporation
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-35219

       Dear Anthony Terry:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction
       cc:                                              Kathy Pighini